Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972-770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2011 RESULTS;
CFFO INCREASES NEARLY 15% VERSUS PRIOR YEAR
Acquires 4 Communities for $53 Million
DALLAS — (BUSINESS WIRE) — August 3, 2011 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of 2011. Company highlights for the second quarter include:
Highlights
•	Adjusted Cash From Facility Operations (“CFFO”) increased 14.7% to $5.2 million or $0.19 per share in the second quarter of 2011, an increase of $0.02 per share from the second quarter of 2010.
•	Revenue increased 27.4% to $64.3 million in the second quarter of 2011, an increase of $13.8 million from the second quarter of 2010.
•	Average monthly rent increased 10.9% to $2,893 per occupied unit in the second quarter of 2011, an increase of $284 per occupied unit from the second quarter of 2010.
•
Consolidated average occupancy including 112 units converted to higher levels of care that are in lease-up increased to 83.9% in the second quarter of 2011, compared to 83.8% in the second quarter of 2010.

•
Adjusted EBITDAR increased 35.2% to $22.6 million in the second quarter of 2011, an increase of $5.9 million from the second quarter of 2010. EBITDAR margin improved to 35.1% from 33.1% in the second quarter of the prior year.

•	Subsequent to the end of the second quarter, the Company completed the acquisition of four senior living communities for a combined purchase price of approximately $53 million.

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“The second quarter continued to trend positively as revenue, EBITDAR and CFFO all grew significantly,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We increased average rents by nearly 11 percent and the tight control of expenses contributed to growth in EBITDAR margin of 200 basis points and CFFO growth of nearly 15 percent. These results reflect the fundamental strength of our predominately private-pay business as we benefit from need-driven demand and limited new supply. I am encouraged by our strong occupancy gains in June and July, with second quarter ending occupancy growing by 90 basis points from the beginning of the quarter. We are also excited about our acquisitions, which increase our ownership of high-quality senior living communities, enhance our geographic concentration and generate meaningful increases in CFFO and earnings.”
Recent Investment Activity
•
In April of this year, joint ventures in which the Company held a 5% partnership interest sold the equity interests in the ventures that owned the four Spring Meadows communities to Health Care REIT, Inc. (NYSE:HCN). Upon closing the sale, the Company began leasing the communities from HCN. Highlights of this transaction include:

•	Sales proceeds, including incentive distributions, of approximately $17.0 million, compared to the original investment of $1.3 million.

•	Additional CFFO of $0.7 million, or $0.03 per share.

•	Incremental earnings of $1.9 million, or $0.07 per share.

•	Increases annual revenue by $26.0 million.

•	Adds $12.2 million of EBITDAR.
The Company began consolidating the revenues and expenses of the four communities on its income statement, along with the lease expense, in the second quarter of 2011.
•
Subsequent to the end of the second quarter, the Company completed the acquisition of four senior living communities for a combined purchase price of approximately $53 million. Three of these communities are in Indiana and one is in Ohio, enhancing the Company’s geographic concentration in these states. Highlights of these transactions include:

•	Additional CFFO of $2.0 million, or $0.08 per share.

•	Incremental earnings of $0.8 million, or $0.03 per share.

•	Increases annual revenue by $13.0 million.

•	Occupancy exceeds 95%.

•	Average monthly rents are approximately $3,200.

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These four communities will be financed with approximately $37 million of 10-year fixed rate debt that is non-recourse to the Company. Two of the four mortgages totaling $13.5 million have closed at an interest rate of 5.69%. The other two mortgages, for which the Company has received commitments, are expected to close in the third quarter at similar rates and terms.
•
The Company is conducting due diligence on a number of additional transactions consisting of high-quality senior living communities in locations where we have extensive operations. Subject to completion of due diligence and customary closing conditions, the Company expects to acquire these communities in the fourth quarter of 2011.

•	The Company completed conversions of 112 consolidated units to higher levels of care during the second quarter.
Financial Results
For the second quarter of 2011, the Company reported revenue of $64.3 million, compared to revenue of $50.5 million in the second quarter of 2010. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $16.0 million or 34.1%, largely as a result of converting the four Spring Meadows communities previously owned in joint ventures to leased communities and the addition of 12 new leased communities from the Signature transaction. The number of consolidated communities increased from 58 in the second quarter of 2010 to 74 in the second quarter of 2011.
Average monthly rent was $2,893 per occupied unit in the second quarter of 2011, an increase of $284, or 10.9%, over the second quarter of 2010. Financial occupancy of the consolidated portfolio, including the recently converted 112 units that are in lease-up, averaged 83.9% in the second quarter of 2011, versus 83.8% in the second quarter of 2010.
As a percentage of resident and healthcare revenue, operating expenses were 59.9% in the second quarter of 2011 compared to 60.5% in the second quarter of 2010, an improvement of 60 basis points. Operating expenses for the second quarter of 2011 were $37.7 million, an increase of $9.3 million from the second quarter of 2010, primarily due to 16 additional communities now being consolidated.
General and administrative expenses of $3.4 million were approximately $0.7 million higher than the second quarter of 2010, primarily due to higher transaction costs associated with the recent acquisitions. Excluding these transaction costs, general and administrative expenses as a percentage of revenues under management were 4.8% for the quarter.
Adjusted EBITDAR for the second quarter of 2011 was approximately $22.6 million, an increase of $5.9 million or 35.2% from the second quarter of 2010. Adjusted EBITDAR margin was 35.1% for the period, an improvement of 2.0 percentage points from the second quarter of 2010.

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Adjusted net income for the second quarter of 2011 was $1.5 million or $0.06 per share excluding non-recurring or non-operating items reconciled on the final page of this release. This compares to adjusted net income of $1.2 million or $0.05 per share in the second quarter of 2010.
Adjusted CFFO was $5.2 million or $0.19 per share in the second quarter of 2011, an increase of $0.7 million or $0.02 per share from the second quarter of 2010.
For the first six months of 2011, the Company reported revenue of $124.2 million, compared to revenue of $98.4 million for the first six months of 2010. Resident and healthcare revenue increased $30.0 million from the first half of the prior year.
Adjusted EBITDAR for the first six months of 2011 was $43.1 million, compared to $31.0 million for the first six months of 2010. The Company earned adjusted net income of $3.2 million or $0.12 per share in the first six months of 2011, compared to adjusted net income of $1.9 million or $0.07 per share in the first six months of 2010. CFFO was $11.0 million or $0.41 per share in the first six months of 2011, compared to $8.4 million or $0.32 per share in the first six months of 2010.
Operating Activities
At communities under management, same-community revenue in the second quarter of 2011 increased 4.5% versus the second quarter of 2010. Same-community expenses increased 6.1% and net income increased 2.1% from the second quarter of the prior year. Expenses increased primarily due to higher utility costs, as well as the implementation of new care plan technology that is expected to result in higher future revenues.
Including recently converted units to higher levels of care that are in lease-up, same-community occupancies were 20 basis points below the second quarter of the prior year and flat sequentially. Average rents were 2.2% higher than the second quarter of 2010 and 1.2% higher than last quarter.
Capital expenditures for the second quarter of 2011 were approximately $2.2 million, representing $1.1 million of investment spending and $1.1 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures equaled approximately $500 per unit.
Balance Sheet
The Company ended the quarter with $60.9 million of cash and cash equivalents, including restricted cash. Cash increased by approximately $22.0 million during the quarter due to the Spring Meadows transaction and CFFO. This cash is intended to be used to acquire communities in areas where the Company has extensive operations.
As of June 30, 2011, the Company financed its 25 owned communities with 24 mortgages totaling $172.0 million at fixed interest rates averaging 6.0% with no mortgage maturities prior to the third quarter of 2015. Net debt to second quarter annualized EBITDA was 3.4x.

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Q2 2011 CONFERENCE CALL INFORMATION
Capital Senior Living Corporation (NYSE:CSU) will host a conference call with senior management to discuss the Company’s second quarter 2011 financial results. The call will be held on Thursday, August 4, 2011 at 11:00 a.m. Eastern Time. The Company’s earnings release announcing second quarter 2011 financial results is scheduled to be released to news services the evening of Wednesday, August 3, 2011.
The call-in number is 913-312-1466, confirmation code 8477298. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 4, 2011 at 2:00 p.m. Eastern Time, until August 13, 2011 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 8477298. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 81 senior living communities in 23 states with an aggregate capacity of approximately 11,400 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 6
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,947	$31,248
Restricted cash	8,918	6,334
Accounts receivable, net	4,625	3,777
Accounts receivable from affiliates	475	911
Federal and state income taxes receivable	—	3,962
Deferred taxes	1,347	1,290
Assets held for sale	354	354
Property tax and insurance deposits	8,131	11,059
Prepaid expenses and other	3,650	4,896

Total current assets	79,447	63,831
Property and equipment, net	291,560	295,095
Deferred taxes	8,522	3,478
Investments in unconsolidated joint ventures	1,097	2,224
Other assets, net	20,711	18,153

Total assets	$401,337	$382,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,241	$1,951
Accrued expenses	17,004	16,125
Current portion of notes payable	4,991	5,645
Current portion of deferred income	8,472	7,242
Current portion of capital lease obligations	92	135
Federal and state income taxes payable	1,790	—
Customer deposits	1,683	1,299

Total current liabilities	35,273	32,397
Deferred income	28,434	14,493
Capital lease obligations, net of current portion	54	83
Other long-term liabilities	1,892	1,959
Notes payable, net of current portion	167,980	170,026
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 27,633 and 27,083 in 2011 and 2010, respectively	280	274
Additional paid-in capital	134,720	133,014
Retained earnings	33,638	31,469
Treasury stock, at cost — 350 shares	(934)	(934)

Total shareholders’ equity	167,704	163,823

Total liabilities and shareholders’ equity	$401,337	$382,781

CAPITAL/Page 7
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Resident and health care revenue	$62,946	$46,933	$119,845	$89,802
Unaffiliated management services revenue	—	18	—	36
Affiliated management services revenue	163	498	597	1,207
Community reimbursement revenue	1,226	3,064	3,717	7,376

Total revenues	64,335	50,513	124,159	98,421
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	37,684	28,379	71,739	54,695
General and administrative expenses	3,437	2,724	6,287	5,755
Facility lease expense	13,613	7,882	25,044	14,307
Stock-based compensation expense	332	256	590	557
Depreciation and amortization	3,583	3,494	7,141	6,951
Community reimbursement expense	1,226	3,064	3,717	7,376

Total expenses	59,875	45,799	114,518	89,641

Income from operations	4,460	4,714	9,641	8,780
Other income (expense):
Interest income	50	10	64	19
Interest expense	(2,734)	(2,763)	(5,451)	(5,625)
Gain on settlement of debt	—	684	—	684
Loss on disposition of assets	(6)	—	(6)	—
Equity in (loss) earnings of unconsolidated joint ventures	(208)	(39)	(396)	17

Income before provision for income taxes	1,562	2,606	3,852	3,875
Provision for income taxes	(691)	(1,148)	(1,683)	(1,692)

Net income	$871	$1,458	$2,169	$2,183

Per share data:
Basic net income per share	$0.03	$0.05	$0.08	$0.08

Diluted net income per share	$0.03	$0.05 (1)	$0.08	$0.08

Weighted average shares outstanding — basic	27,002	26,575	26,943	26,558

Weighted average shares outstanding — diluted	27,081	26,670	27,038	26,654

(1)	Includes a pre-tax gain of $684 associated with the payoff settlement of a promissory note with a securitized trust.

CAPITAL/Page 8
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2011	2010
Operating Activities
Net income	$2,169	$2,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,141	6,951
Amortization of deferred financing charges	165	165
Amortization of deferred lease costs and lease intangibles	1,139	201
Deferred income	(920)	(636)
Deferred income taxes	(5,101)	525
Equity in loss (earnings) of unconsolidated joint ventures	396	(17)
Gain on settlement of debt	—	(684)
Provision for bad debts	94	72
Stock based compensation expense	590	557
Changes in operating assets and liabilities:
Accounts receivable	(942)	(282)
Accounts receivable from affiliates	436	156
Property tax and insurance deposits	2,928	386
Prepaid expenses and other	1,246	(388)
Other assets	(3,929)	(2,632)
Accounts payable	(710)	(367)
Accrued expenses	879	3,000
Federal and state income taxes receivable/payable	5,752	1,467
Customer deposits	384	102

Net cash provided by operating activities	11,717	10,759
Investing Activities
Capital expenditures	(3,606)	(4,062)
Proceeds from Spring Meadows Transaction	15,844	—
Distributions from joint ventures, net	978	3,872

Net cash provided by (used in) investing activities	13,216	(190)
Financing Activities
Increase in restricted cash	(2,584)	(1,752)
Repayments of notes payable, net	(2,700)	(2,995)
Cash payments for capital lease obligations	(72)	—
Cash proceeds from the issuance of common stock	862	340
Excess tax benefits on stock option exercised	260	46

Net cash used in financing activities	(4,234)	(4,361)

Increase in cash and cash equivalents	20,699	6,208
Cash and cash equivalents at beginning of period	31,248	28,972

Cash and cash equivalents at end of period	$51,947	$35,180

Supplemental Disclosures
Cash paid during the period for:
Interest	$5,313	$5,529

Income taxes	$972	$470

CAPITAL/Page 9
Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 11	Q2 10	Q2 11	Q2 10	Q2 11	Q2 10
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	25	4,052	4,058	3,501	3,503
Leased	49	33	6,318	4,631	5,050	3,697
Joint Venture communities (equity method)	3	7	674	1,347	433	1,061
Third party communities managed	—	1	—	148	—	115

Total	77	66	11,044	10,184	8,984	8,376

Independent living			6,617	6,784	5,515	5,695
Assisted living			3,712	2,685	2,851	2,063
Continuing Care Retirement Communities			715	715	618	618

Total			11,044	10,184	8,984	8,376

II. Percentage of Operating Portfolio
Consolidated communities
Owned	32.5%	37.9%	36.7%	39.8%	39.0%	41.8%
Leased	63.6%	50.0%	57.2%	45.5%	56.2%	44.1%
Joint venture communities (equity method)	3.9%	10.6%	6.1%	13.2%	4.8%	12.7%
Third party communities managed	—	1.5%	—	1.5%	—	1.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			59.9%	66.6%	61.4%	68.0%
Assisted living			33.6%	26.4%	31.7%	24.6%
Continuing Care Retirement Communities			6.5%	7.0%	6.9%	7.4%

Total			100.0%	100.0%	100.0%	100.0%

CAPITAL/Page 10
Capital Senior Living Corporation
Supplemental Information

Selected Operating Results	Q2 11	Q2 10
I. Owned communities
Number of communities	25	25
Resident capacity	4,052	4,058
Unit capacity	3,501	3,503
Financial occupancy (1)	84.7%	83.6%
Revenue (in millions)	21.0	20.2
Operating expenses (in millions) (2)	11.6	11.3
Operating margin	45%	44%
Average monthly rent	2,367	2,306
II. Leased communities
Number of communities	49	33
Resident capacity	6,318	4,631
Unit capacity	5,050	3,697
Financial occupancy (1)	83.2%	84.1%
Revenue (in millions)	41.8	26.7
Operating expenses (in millions) (2)	22.2	14.2
Operating margin	47%	47%
Average monthly rent	3,257	2,898
III. Consolidated communities
Number of communities	74	58
Resident capacity	10,370	8,689
Unit capacity	8,551	7,200
Financial occupancy (1)	83.9%	83.8%
Revenue (in millions)	62.8	46.9
Operating expenses (in millions) (2)	33.7	25.4
Operating margin	46%	46%
Average monthly rent	2,893	2,609
IV. Communities under management
Number of communities	77	66
Resident capacity	11,044	10,184
Unit capacity	8,984	8,376
Financial occupancy (1)	82.7%	81.1%
Revenue (in millions)	66.0	56.6
Operating expenses (in millions) (2)	35.6	30.3
Operating margin	46%	46%
Average monthly rent	2,917	2,745
V. Same Store communities under management
(excluding 3 communities with conversions)
Number of communities	62	62
Resident capacity	9,488	9,447
Unit capacity	7,874	7,828
Financial occupancy (1)	83.4%	83.6%
Revenue (in millions)	55.9	54.6
Operating expenses (in millions) (2)	30.4	28.9
Operating margin	46%	47%
Average monthly rent	2,809	2,750
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter (3)	4.8%	4.8%
First six months (3)	4.6%	5.1%
VII. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Total fixed rate debt	172,011	175,831
Weighted average interest rate	6.0%	6.0%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	Excludes management fees, insurance and property taxes.

(3)	Excludes transaction costs incurred by the Company.

CAPITAL/Page 11
CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Adjusted EBITDAR
Net income from operations	$4,460	$4,714	$9,641	$8,780
Depreciation and amortization expense	3,583	3,494	7,141	6,951
Stock-based compensation expense	332	256	590	557
Facility lease expense	13,613	7,882	25,044	14,307
Provision for bad debts	86	59	94	131
Casualty losses	210	161	231	161
Transaction costs	304	146	344	146

Adjusted EBITDAR	$22,588	$16,712	$43,085	$31,033

Adjusted EBITDAR Margin
Adjusted EBITDAR	$22,588	$16,712	$43,085	$31,033
Total revenues	64,335	50,513	124,159	98,421

Adjusted EBITDAR margin	35.1%	33.1%	34.7%	31.5%

Adjusted net income and net income per share
Net income	$871	$1,458	$2,169	$2,183
Casualty losses, net of tax	132	101	145	101
Transaction costs, net of tax	192	92	217	92
Resident lease amortization, net of tax	315	—	630	—
Gain on settlement of debt, net of tax	—	(431)	—	(431)

Adjusted net income	$1,510	$1,220	$3,161	$1,945

Adjusted net income per share	$0.06	$0.05	$0.12	$0.07

Diluted shares outstanding	27,081	26,670	27,038	26,654

Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$7,749	$3,482	$11,717	$10,759
Changes in operating assets and liabilities	(8,470)	1,433	(6,044)	(1,442)
Recurring capital expenditures	(742)	(561)	(1,406)	(1,066)
Casualty losses, net of tax	132	101	145	101
Transaction costs, net of tax	192	92	217	92
Tax impact of Spring Meadows transaction	6,354	—	6,354	—

Adjusted CFFO	$5,215	$4,547	$10,983	$8,444

Adjusted CFFO per share	$0.19	$0.17	$0.41	$0.32

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